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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) February 14, 1995

                                  Hubco, Inc.
             (Exact name of registrant as specified in its charter)

        New Jersey                 0-010699                   22-2405746
(State or other jurisdiction     (Commission                 (IRS Employer
      of incorporation)          File Number)              Identification No.)


           1000 MacArthur Boulevard, Mahwah, New Jersey     07430
          (Address of principal executive offices)        (Zip Code)



       Registrant's telephone number, including area code (201) 236-26__


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                            Exhibit Index at Page __

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Item 5. Other Events.

     Hubco, Inc. announced today that it had entered into a definitive agreement with Urban National Bank pursuant to which Urban National Bank would be merged with and into Hudson United Bank, the registrant's commercial bank subsidiary. Under the terms of the agreement, shareholders of Urban National Bank will receive 2.17 shares of Hubco common stock in exchange for each of the 984,372 Urban shares outstanding, subject to adjustment. The exchange ratio will be adjusted downward in the event that the closing shareholder's equity of Urban, as defined in the agreement, falls below $11,795,000. The agreement further provides that Urban may terminate the transaction in the event that the exchange ratio as adjusted is less than 2.0, the average closing price of Hubco common stock, as defined in the agreement, is less than $12.75 per share, or if the exchange ratio multiplied by the average closing price of the Hubco common stock yields an amount less than $26.65. The agreement also provides that in the event Urban terminates its agreement with Hubco and subsequently enters into an agreement with a third party pursuant to which Urban will be acquired, sell substantially all of its assets, or undertake a transaction having substantially similar effect, such third party will be required to pay Hubco a breakup fee equal to $1,000,000.

     Consummation of the merger is subject to several conditions, including that the transaction qualify as a pooling for

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accounting purposes and that the parties receive all necessary regulatory appraisals.

     In addition, the agreement provides that after the merger, Mr. Robert Mangano will join Hudson United Bank as an executive vice president, and that Messrs. Bryant D. Malcolm and W. Peter McBride, currently directors of Urban, will become members of the Board of Directors of Hubco. In addition, Messrs. Malcolm, McBride and Joseph Pfeifer, who is also a director of Urban, will join the Board of Hudson United Bank, Hubco's bank subsidiary.

     Urban National Bank is a national bank headquartered in Franklin Lakes, New Jersey. Urban has assets of $241.2 million and nine branch offices serving western Bergen County and northern Passaic County, New Jersey. Hubco, Inc., with assets of $1.4 billion, is the eighth largest commercial banking company headquartered in New Jersey and the largest bank holding company headquartered in Bergen County. Hubco has 45 branch offices, primarily in Bergen, Hudson, Essex and Passaic Counties, New Jersey.

Item 7. Exhibits.
                                                                     Sequential
Exhibit No.               Description                                Page Number
- -----------               -----------                                -----------
     2                    Agreement and Plan of                            4
                          Merger dated February
                          14, 1995

    99                    Press Release




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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, Hubco, Inc. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                             HUBCO, INC.
                                             ----------------------------------
                                             (Registrant)




Dated:  February 15, 1995                  By: KENNETH T. NEILSON
                                           ------------------------------------
                                               Kenneth T. Neilson
                                                 President and Chief Executive
                                                 Officer






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                               INDEX TO EXHIBITS


Exhibit
Number                         Description                                Page
- ------                         -----------                                ----
 2                             Agreement and Plan                           4
                               of Merger

99                             Press Release                               __



























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